Exhibit 10.57

COMVERSE TECHNOLOGY, INC.

2005 STOCK INCENTIVE COMPENSATION PLAN

DEFERRED STOCK AWARD AGREEMENT

REFERENCE NUMBER: 09-009

SECTION 1. GRANT OF DEFERRED STOCK UNITS.

(a) Award. On the terms and conditions set forth in this Agreement and the Notice of Grant of Deferred Stock Award for Israeli Employees (the “Notice”), the Company granted to Dror Bin (the “Grantee”) a total of 54,000 Deferred Stock Units (the “Granted Units”) on April 6, 2009 (the “Grant Date”). 36,000 Granted Units (the “Time Units”) shall vest in accordance with Section 3(a)(i) and 18,000 Granted Units (the “Performance Units”) shall vest in accordance with Section 3(a)(ii).

(b) Shareholder Rights. The Grantee (or any successor in interest) shall not have any of the rights of a shareholder (including, without limitation, voting, dividend and liquidation rights) with respect to the Granted Units until such time as the Company delivers to the Grantee the shares of Common Stock in settlement of the Granted Units, as described in Section 4(a).

(c) Plan and Defined Terms. This award is granted under and subject to the terms of the 2005 Stock Incentive Compensation Plan and the Stock Incentive Compensation Plan (2005) Addendum dated July 5, 2005 (together the “Plan”), which is incorporated herein by reference. Capitalized terms used herein and not defined in the Agreement shall have the meaning set forth in the Plan.

(d) Grantee Undertaking. The Grantee agrees to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

SECTION 2. NO TRANSFER OR ASSIGNMENT OF AWARD.

This Award and the rights and privileges conferred hereby shall not be sold, pledged or otherwise transferred (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment, levy or similar process; provided, however, that the Grantee shall be permitted to transfer this award, in connection with his or her estate plan, to the Grantee’s spouse, siblings, parents, children and grandchildren or a charitable organization that is exempt under Section 501(c)(3) of the Code or to trusts for the benefit of such persons or partnerships, corporations, limited liability companies or other entities owned solely by such persons, including trusts for such persons or to the Grantee’s former spouse in accordance with a domestic relations order.

SECTION 3. VESTING; TERMINATION OF SERVICE.

(a) Vesting.

(i) This award shall vest with respect to one-third of the Time Units on each of the first, second and third anniversaries of the Grant Date or such earlier date as may be determined pursuant to the Comverse Technology, Inc. Executive Severance Protection Plan, as amended from time to time (the “Executive Severance Protection Plan”) (each, a “Time Units Vesting Date”).

(ii) This award shall vest with respect to one-third of the Performance Units on each of the first, second and third anniversaries of the Grant Date, subject to the Company’s achievement of the 2009 Performance Metric; provided, that if Company does not achieve the 2009 Performance Metric, the Grantee shall immediately forfeit any and all rights and interest in the Performance Units as of the date the Committee determines the 2009 Performance Metric was not achieved; provided, further, that notwithstanding the forgoing, the Performance Units shall be eligible to vest on such earlier date as may be determined pursuant to the Executive Severance Protection Plan. Each date upon which Performance Units are eligible to vest under this Section 3(a)(ii) is a “Performance Units Vesting Date.”

(b) Termination of Continuous Service. Subject to the terms of the Executive Severance Protection Plan, the unvested portion of the award shall be forfeited as of the date (the “Termination Date”) that the Grantee actually ceases to provide services to the Company or an Affiliate in any capacity of Employee, Director or Consultant (irrespective of whether the Grantee continues to receive severance or any other continuation payments or benefits after such date) for any reason (such cessation of the provision of services by Grantee being referred to as “Service Termination”). A Service Termination shall not occur and Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Subsidiary or Affiliate, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Subsidiary or Affiliate in any capacity of Employee, Director or Consultant.

SECTION 4. SETTLEMENT OF GRANTED UNITS.

(a) Settlement Amount. Subject to Section 4(b) hereof, the Company shall deliver to the Grantee on each Time Units Vesting Date and Performance Units Vesting Date a number of shares of Common Stock equal to the aggregate number of Time Units and Performance Units that vest as of such date; provided, however, that no shares of Common Stock will be issued in settlement of this award unless the issuance of shares complies with all relevant provisions of law and the requirements of any stock exchange upon which the shares of Common Stock may then be listed. No fractional shares of Common Stock will be issued. The Company will pay cash in respect of fractional shares of Common Stock. Notwithstanding anything to the contrary contained in this Section 4(a), and subject to Section 4(b), the number of shares of Common Stock deliverable to the Grantee shall equal:

(i) if the Grantee has not incurred a Service Termination prior to the first anniversary of the Grant Date, the number of shares of Common Stock that vest on the first anniversary of the Grant Date and such shares shall be deliverable to the Grantee on the first date within the “short-term deferral period” (as defined in Treasury Reg. §1.409A-1(b)(4)) (the “Short-Term Deferral Period”) on which there is an Effective Registration in place, but in no event later than March 15, 2011;

(ii) if the Grantee has not incurred a Service Termination prior to the second anniversary of the Grant Date, the number of shares of Common Stock that vest on the second anniversary of the Grant Date and such shares shall be deliverable to the Grantee on the first date within the Short-Term Deferral Period on which there is an Effective Registration in place, but in no event later than March 15, 2012; and

(iii) if the Grantee has not incurred a Service Termination prior to the third anniversary of the Grant Date, the number of shares of Common Stock that vest on the third anniversary of the Grant Date and such shares shall be deliverable to the Grantee on the first date within the Short-Term Deferral Period on which there is an Effective Registration in place, but in no event later than March 15, 2013;

provided, that if the Grantee incurs a Service Termination prior to the delivery of any shares of Common Stock in accordance with this Section 4(a), the Company shall deliver to the Grantee on the Termination Date the number of shares of Common Stock equal to the number of shares of Common Stock that (A) are vested but not yet delivered as of the Termination Date, if any, and (B) vest on the Termination Date in accordance with Section 3 herein, if any.

(b) Withholding Requirements. The Grantee shall make arrangements satisfactory to the Company to enable it to satisfy all such withholding requirements in respect of any delivery to the Grantee of shares of Common Stock pursuant to Section 4(a) hereof; provided, that if on the date of any such delivery to the Grantee of shares of Common Stock pursuant to Section 4(a) hereof there is no Effective Registration in place, the Company shall, unless the Grantee elects otherwise and makes arrangements satisfactory to the Company, withhold from the settlement amount a number of shares of Common Stock with an aggregate value sufficient to enable the Company to satisfy its withholding requirements with respect to the settlement of the Granted Units, with the shares of Common Stock valued using the closing price of the Common Stock on the date of delivery of such shares. Any Grantee domiciled in Israel shall be subject to the tax rules set forth in the Stock Incentive Compensation Plan (2005) Addendum, dated July 5, 2005.

SECTION 5. ADJUSTMENT OF GRANTED UNITS.

If there shall be any change in the Common Stock of the Company, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spinoff, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends), any extraordinary dividend, distribution of cash or other assets to Shareholders of the Company, in order to prevent dilution or enlargement of participants’ rights under the Plan, the Committee shall adjust, in an equitable manner, the number and kind of shares that will be paid to the Grantee upon settlement of the Granted Units.

SECTION 6. MISCELLANEOUS PROVISIONS.

(a) No Retention Rights, No Future Awards. Nothing in this award or in the Plan shall confer upon the Grantee any right to any future Awards and to continue in Continuous Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining the Grantee) or of the Grantee, which rights are hereby expressly reserved by each, to terminate his or her Continuous Service at any time and for any reason, with or without cause.

(b) Award Unfunded. The Granted Units represent an unfunded promise. The Grantee’s rights with respect to the Granted Units are no greater than the rights of a general unsecured creditor of the Company.

(c) Notice. Whenever under this Agreement it becomes necessary to give notice, such notice shall be in writing, signed by the party or parties giving or making the same, and shall be served on the person or persons for whom it is intended or who should be advised or notified, by

Federal Express (or other similar overnight service) or by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Grantee at the address that he or she most recently provided in writing to the Company.

(d) Entire Agreement. This Agreement, the Plan and the Executive Severance Protection Plan constitute the entire contract between the parties hereto with regard to the Granted Units. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

(e) Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(f) Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Grantee, the Grantee’s assigns and the legal representatives, heirs and legatees of the Grantee’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

(g) Section 409A. The following shall only be applicable if the Grantee is subject to taxation in the United States or the Grantee is otherwise subject to Section 409A:

(i) If any Granted Units (any payment in lieu thereof), shares of Common Stock in respect thereof or other benefit provided by the Company to the Grantee pursuant to this Agreement and in connection with the Grantee’s Service Termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Grantee is a specified employee as defined in Section 409A(2)(B)(i) as of the date of such Service Termination, no part of such Granted Units (any payment in lieu thereof), shares of Common Stock in respect thereof or other benefit shall be delivered or paid under this Agreement (other than a delivery or payment that qualifies as a “short-term deferral” under Section 409A) to the Grantee during the period lasting six months from the date of such Service Termination unless the Company determines that there is no reasonable basis for believing that making such delivery or payment would cause the Grantee to suffer any adverse tax consequences pursuant to Section 409A. If any delivery or payment to the Grantee is delayed pursuant to the immediately preceding sentence, such payment instead shall be made on the first business day following the expiration of the six-month period referred to in that sentence. The Company shall consult with the Grantee in good faith regarding implementation of this section 6(g)(i); provided that neither the Company nor its employees or representatives shall have liability to the Grantee with respect thereto.

(ii) The parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, any Granted Units (any payment in lieu thereof), shares of Common Stock in respect thereof or other benefit provided by the Company to the Grantee that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If however, the Granted Units (any payment in lieu thereof), shares of Common Stock in respect thereof or any other benefit is deemed to not comply with Section 409A, the Company and the Grantee agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any settlement of

Granted Units or any payment in lieu thereof) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved; provided, however, that any resulting renegotiated terms shall provide to the Grantee the after-tax economic equivalent of what otherwise has been provided to the Grantee pursuant to the terms of this Agreement; provided, further that any deferral of payments or other benefits shall be only for such time period as may be required to comply with Section 409A.

(iii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the delivery of shares of Common Stock under vested Granted Units (or the payment of any amount in lieu thereof) subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “Service Termination” or termination or interruption of “Continuous Service” or like terms shall mean separation from service.

(iv) If under this Agreement, an amount is paid or delivered in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

(v) Anything to the contrary herein or in the Plan or the Executive Severance Protection Plan notwithstanding, neither the Company or any of its Subsidiaries or Affiliates or any of their respective employees, directors, officers, agents or representatives nor any member of the Committee shall have any liability to a Grantee or otherwise with respect to the failure of the Plan, the Granted Units or the Award Agreement to comply with Section 409A.

(h) Headings. Section and sub-section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

(i) Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (regardless of the law that might otherwise govern under applicable New York principles of conflict of laws).

SECTION 7. RESTRICTIVE COVENANTS.

(a) Confidentiality. The Grantee shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company or an Affiliate, including such trade secret or proprietary or confidential information of any customer or other entity to which the Company owes an obligation not to disclose such information, which he or she acquires during the period of employment, including, without limitation, records kept in the ordinary course of business, except (i) as such disclosure or use may be required or appropriate in connection with his or her work as an employee of the Company or an Affiliate, (ii) when required to do so by a court of law, governmental agency or administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him or her to divulge, disclose or make accessible such information or (iii) as to such confidential information that becomes generally known to the public or trade without his or her violation of this Section 7(a). The Grantee hereby sells, assigns and transfers to the Company all of his or her right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the “Rights”) that, during his or her employment, are made or conceived by him or her, alone or with others, and that relate to the Company or an Affiliate’s present business or arise out of any work he or she performs or information he or she receives regarding the business of the Company or an Affiliate while employed by the Company or an Affiliate. The Grantee shall fully disclose to the Company or an Affiliate as promptly as possible all information known or possessed by him or her concerning the Rights, and upon request by the Company or an Affiliate and without any further compensation in any form to him or her by the Company or an Affiliate, but at the expense of the Company or an Affiliate, execute all applications for patents and copyright registrations, assignments thereof and other applicable instruments and do all things that the Company or an Affiliate may reasonably deem necessary to vest and maintain in it the entire right, title and interest in and to all such Rights. Grantee hereby agrees that prior to or immediately following his or her termination of employment he or she shall return all Company property in his or her possession (and signing a written acknowledgement to this effect), including but not limited to all computer software, computer access codes, laptops, cell phone, Blackberries, keys and access cards, credit cards, vehicles, telephones, office equipment and all copies (including drafts) of any documentation or information (however and wherever stored) relating to the business of the Company or an Affiliate.

(b) Non-compete; Non-solicitation. For and in consideration of the compensation to be paid by the Company pursuant to the terms hereof, and in recognition of the fact that the Grantee will have access to confidential information and other valuable rights of the Company or an Affiliate, the Grantee covenants and agrees that he will not, at any time during his employment with the Company or an Affiliate and for a period of twelve (12) months thereafter, directly or indirectly, engage in any business or in any activity related to the development, sale, production, manufacturing, marketing or distribution of products or services that are in competition with products or services that the Company, its parent company or any of their subsidiaries (in the case of other subsidiaries of the parent company, to the extent Grantee has had access to Confidential Information of such subsidiaries) produces, sells, manufactures, markets, distributes or has interest in, in any state or foreign country in which the Company, its parent company or any of their subsidiaries (in the case of other subsidiaries of the parent company, to the extent Grantee has had access to Confidential Information of such subsidiaries) then conducts business or reasonably has plans to conduct business. It is not the intent of this covenant to bar the Grantee from employment in any company whose general business is the manufacture of communications equipment or delivery of communications services, only to limit specific and direct competition with the Company. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Grantee from being an investor in securities of a competitor listed on a national securities exchange or actively traded over-the-counter so long as such investments are in amounts not significant as compared to his total investments or to the aggregate of the outstanding securities of the issuer of the same class or issue of the specific securities involved. The Grantee further agrees that during his employment by the Company or an Affiliate and for a period of twelve (12) months thereafter, the Grantee shall not, directly or indirectly, induce, attempt to induce, or aid others in inducing, an exempt employee of the Company or an Affiliate to accept employment or affiliation with another firm or corporation engaging in such business or activity of which the Grantee is an employee, owner, partner or consultant.

(c) Scope. The Company and the Grantee agree that the duration and geographic scope of the Restrictive Covenant provision set forth in this Section 7 are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Company and the Grantee agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Company and the Grantee intend that this provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

SECTION 8. CLAW BACK.

If a Grantee violates the requirements of Section 7 of this Agreement, then in addition to all remedies in law and/or equity available to the Company, Grantee shall forfeit all unvested Granted Units and vested Granted Units for which delivery of the underlying shares of Common Stock has not occurred. In addition, with respect to Granted Units for which shares of Common Stock were previously issued to the Grantee pursuant to Section 4 hereof, the Grantee shall immediately pay to the Company the Fair Market Value of such Common Stock on the date(s) such Granted Units vested, without regard to any taxes that may have been deducted from such amount.

SECTION 9. DEFINITIONS.

(a) “Affiliate” shall mean (i) any entity other than the Subsidiaries in which the Company has a substantial direct or indirect equity interest, as determined by the Board, and (ii) any Subsidiary.

(b) “Agreement” shall mean this Deferred Stock Award Agreement.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

(d) “Effective Registration” shall mean the registration of the shares of Common Stock granted to the Grantee hereunder pursuant to an effective registration statement on Form S-8 or any successor form under the Securities Act of 1933, as amended.

(e) “Grant Date” shall have the meaning described in Section 1(a) of this Agreement.

(f) “Granted Units” shall have the meaning described in Section 1(a) of this Agreement.

(g) “Grantee” shall have the meaning described in Section 1(a) of this Agreement.

(h) “Plan” shall have the meaning described in Section 1(c) of this Agreement.

(i) “Section 409A” shall mean Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof.

(g) “Service Termination” shall have the meaning described in Section 3(b) of this Agreement.

(k) “Termination Date” shall have the meaning described in Section 3(b) of this Agreement.

(l) “Vesting Date” shall have the meaning described in Section 3(a) of this Agreement.

(m) “2009 Performance Metric” shall mean the achievement of consolidated, pro forma operating income margin of at least 2.7% by Comverse, Inc. for fiscal year 2009, as determined by the Committee no later than the first anniversary of the Grant Date.

(Signature Page Follows)

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as set forth below and this Agreement shall be dated as of the latest date set forth below.

GRANTEE:		COMVERSE TECHNOLOGY, INC.

/s/ Dror Bin		By:	/s/ Lance Miyamoto
		Name:	Lance Miyamoto
Dated:	April 21, 2009	Title:	Executive Vice President, Global Head of Human Resources
		Dated:	April 8, 2009

Notice of Grant of Deferred Stock Award

April 8, 2009

Dror Bin

Comverse, Ltd.

29 Habarzel Street

Tel Aviv, Israel 69710

Dear Dror:

Pursuant to the terms and conditions of the Comverse Technology, Inc. (the “Company”) 2005 Stock Incentive Compensation Plan, as amended (the “Plan”), subject to the agreement to be bound by the terms of a Deferred Stock Award Agreement to be provided herewith (the “Agreement”), you have been granted a Deferred Stock Award consisting of 54,000 shares of the Company’s common stock (the “Deferred Stock Award”) as outlined below:

Grantee: Dror Bin

Grant Date: April 6, 2009

Time Shares: 36,000

Performance Shares: 18,000

Vesting Schedule:       one-third on April 6, 2010

                                     one-third on April 6, 2011

                                     one-third on April 6, 2012;

subject, in the case of the Performance Shares, to the Company’s achievement of consolidated, pro forma operating income margin of at least 2.7% by Comverse, Inc. for fiscal year 2009, as determined by the Committee no later than the first anniversary of the Grant Date, (the “Performance Metric”); provided, that if Company does not achieve the 2009 Performance Metric, the Grantee shall immediately forfeit any and all rights and interest in the Performance Units as of the date the Committee determines such Performance Metric was not achieved.

The Deferred Stock Award and any additional rights including, without limitation, any share bonus that shall be distributed to you in connection with the Deferred Stock Award (the “Additional Rights”), shall be allocated on your behalf to the Trustee – ESOP Trust Company (the “Trustee”).

The Deferred Stock Award and the Additional Rights shall be allocated on your behalf to the Trustee under the provisions of the Capital Gains Tax Track and will be held by the Trustee for the period (the “Holding Period”) stated in Section 102 of the Income Tax Ordinate, 1961 and the Income Tax Regulations (Tax Relieves in Allocation of Shares to Employees), 2003 promulgated thereunder (“Section 102”).

If you sell or withdraw the Deferred Stock Award from the Trustee before the end of the Holding Period (which shall be referred to herein as a “Violation”), you shall pay income tax at your marginal rate on the profits derived from the Deferred Stock Award plus payments to the National Insurance Institute and Health Tax. You may also be required to reimburse the Company or your employing company, as the case may be (the “Employing Company”), for the employer portion of the payments to the National Insurance Institute, plus any legally required linkage and interest. You also may be required to reimburse the Employing Company for any other expenses that the Employing Company shall bear as a result of the Violation.

The Deferred Stock Award and the Additional Rights are granted to you and allocated to the Trustee according to the provision of Section 102, the Plan and the Hebrew version of the Trust Agreement signed between the Company and the Trustee attached herewith and made part of this notice.

The Deferred Stock Award is granted to you on the condition that you sign the Approval of the Designated Employee as detailed and defined below. Should you choose not to sign the Approval, or if you do not return the signed Approval on or before May 15, 2009, the Deferred Stock Award shall be granted to you under the provisions of the Income Tax Track without a Trustee, and you shall pay income tax at your marginal rate on the profits derived from the Deferred Stock Award plus payments to the National Insurance Institute and Health Tax.

You will receive herewith, in addition to this Notice of Grant of Deferred Stock Award, the Agreement and a copy of the Plan. Please note that this Notice of Grant for Israeli Employees relates to the same Deferred Stock Award.

COMVERSE TECHNOLOGY, INC.

By:	/s/ Lance Miyamoto
Name:	Lance Miyamoto
Title:	Executive Vice President, Global Head of Human Resources

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APPROVAL OF THE DESIGNATED EMPLOYEE:

I hereby agree that the Granted Units and Additional Rights granted to me, shall be allocated to the Trustee under provisions of the Capital Gains Tax Track and shall be held by the Trustee for the period stated in Section 102 and in accordance with the provisions of the Trust Agreement, or for a shorter period if an approval is received from the Israeli Tax Authorities.

I am aware that, upon termination of my employment in the Employing Company, I shall not have a right to the Granted Units, except as specified in the Plan.

I hereby confirm that:

1.	I have read the Plan (which includes the Company’s 2005 Stock Incentive Compensation Plan and Stock Incentive Compensation Plan (2005) Addendum dated July 5, 2005), I understand and accept its terms and conditions. I specifically confirm that I have read, understand and agree to Sections 3.1, 3.2 and 4 of the Addendum. I also am aware that the Company agrees to grant me the Granted Units and allocate them on my behalf to the Trustee based on my confirmation;

2.	I understand the provisions of Section 102 and the applicable tax track of this grant of Granted Units;

3.	I agree to the terms and conditions of the Hebrew version of the Trust Agreement attached to this Notice of Grant;

4.	Subject to the provisions of Section 102, I confirm that I shall not sell and/or transfer the Granted Units or Additional Rights from the Trustee before the end of the Holding Period;

5.	I hereby confirm that, if I shall sell the Granted Units or withdraw the Granted Units from the Trustee before the end of the Holding Period as defined in Section 102(a) of the Tax Ordinance (the “Violation”), I shall reimburse the Employing Company for the employer any portion of the payment paid by the Employing Company to the National Insurance Institute plus linkage and interest in accordance with the law, and also shall reimburse the Employing Company for any other expenses that the Employing Company shall incur as a result of the Violation (the payment to the National Insurance Institute and any other expense hereinafter referred to as the “Payment”). I shall reimburse the Employing Company within three (3) days of the receipt of such a demand or, at the sole discretion of the Employing Company, the Employing Company or the Trustee shall deduct the said Payment from monies received on my behalf as a result of sale of the said shares.

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6.	I hereby confirm that I have: (i) read and understand this letter, and (ii) received all the clarifications and explanations that I have requested.

/s/ Dror Bin	April 21, 2009
Signature	Date

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